Exhibit 99.1

CBAK Energy Reports First Quarter 2023 Unaudited Financial Results

DALIAN, China, May 10, 2023 /PRNewswire/ — CBAK Energy Technology, Inc. (NASDAQ: CBAT) (“CBAK Energy,” or the “Company”) a leading lithium-ion battery manufacturer and electric energy solution provider in China, today reported its unaudited financial results for the first quarter 2023 ended March 31, 2023.

First Quarter of 2023 Financial Highlights

●	Net revenues from sales of batteries were $29.60 million, up by 97.1% from $15.02 million in the same period of 2022.

●	Net revenues from batteries used in light electric vehicles were $1.97 million, up by 2,117.2% from $0.09 million in the same period of 2022.

●	Net revenues from batteries used in electric vehicles were $1.82 million, increased by 5889.8 times from $309 in the same period of 2022.

●	Net revenues from uninterruptible supplies were $25.82 million, up by 72.9% from $14.93 million in the same period of 2022.

●	Gross margin for battery business was 10.85%, improved by 4.31% from 6.54% in the same period of 2022.

Yunfei Li, Chairman and Chief Executive Officer of the Company, commented: “Our raw materials manufacturing unit, Hitrans, experienced a decline in sales due to the rapid decrease in raw material prices. However, our battery business continued to grow, achieving a 97.1% increase in sales. The benefit of the lower raw material price is expected to positively impact our battery business later this year on both revenues and gross profits. On client development, we are pleased to have established a collaboration with PowerOak and its portable power supply brand, BlueTTI, which is one of the top three players in the portable power supply market. We are confident that as the impact of the decreasing raw material price on Hitrans weakens, our overall sales and client orders will quickly resume momentum.”

Xiangyu Pei, our Interim Chief Financial Officer, highlighted the following points: “The industry as a whole is currently waiting for the raw material price to stabilize before committing to new orders. However, despite this cautious sentiment, we achieved a significant increase in our battery business. The gross margin for our battery business reached 10.85%, improved by 4.31 percentage points year on year. Furthermore, we were able to reduce our sales and marketing expenses by 13.1%. As we look to the future, we anticipate that the industry will recover later this year, and the relatively lower price of raw materials will be helpful to enhance our profitability.”

First Quarter of 2023 Business Highlights & Recent Developments

●	In April, CBAK Energy announced that it had secured battery orders worth approximately RMB18.60 million (equivalent to $2.71 million) from PowerOak, the parent company of BlueTTI, a globally recognized brand in the portable power supply market. As of April 18, 2023, CBAK Energy had received orders worth approximately RMB36.85 million (equivalent to $5.36 million) from PowerOak for batteries to be used in their portable power supply units, including their sub-brand, BlueTTI. We anticipate that the order amount will continue to grow.

First Quarter of 2023 Financial Results

Net revenues were $42.40 million, representing a decline of 47.1% compared to the same period in 2022. This decline was primarily attributable to a decrease in sales at Hitrans, our indirect majority-owned subsidiary engaged in the production and sale of battery raw materials, which was primarily caused by the falling prices of raw materials.

Among these revenues, detailed revenues from our battery business are:

Battery Business	2022 First Quarter	2023 First Quarter	% Change YoY
Net Revenues ($)	15,020,686	29,603,383	97.1
Gross Profits ($)	982,924	3,213,358	1787.0
Gross Margin	6.54%	10.85%	-
Net Revenues from Battery Business on Applications ($)
Electric Vehicles	309	1,820,248	588,977
Light Electric Vehicles	88,764	1,968,057	2,117.2
Uninterruptable supplies	14,931,613	25,815,078	72.9
Total	15,020,686	29,603,383	97.1

Cost of revenues was $39.49 million, a decrease of 47.3% from $74.88 million in the same period of 2022. This decrease was primarily due to the decline in net revenues.

Gross profit was $2.91 million, representing a decrease of 45.3% from $5.32 million in the same period of 2022. However, our gross margin improved by 0.22%, increasing from 6.63% to 6.85%.

Total operating expenses were $5.79 million, which represented a slight decrease of 13.0% from $6.65 million in the same period of 2022.

●	Research and development expenses were $2.46 million, a decrease of 25.9% from $3.31 million in the same period of 2022.

●	Sales and marketing expenses were $0.72 million, decreased by 13.1% from $0.83 million in the same period of 2022.

●	General and administrative expenses were $2.48 million, an increase of 10.8% from $2.24 million in the same period of 2022.

●	Provision for doubtful accounts was $0.13 million, compared to $0.27 million in the same period of 2022.

Operating loss amounted to $2.88 million, representing a significant increase of 115.8% compared to the same period in 2022, where we recorded an operating loss of $1.34 million.

Finance income, net amounted to $5,311, slightly increased from $5,014 recorded in the same period of 2022.

Change in fair value of warrants was $85,000, compared to $1.63 million in the same period of 2022. The change in fair value of the warrants liability is mainly due to share price movement.

Net loss attributable to shareholders of CBAK Energy was $1.38 million, which was in contrast to net income attributable to shareholders of CBAK Energy of $0.44 million recorded in the same period of 2022.

Net loss attributable to shareholders of CBAK Energy (after deducting change in fair value of warrants) was $1.47 million, compared to a net loss attributable to shareholders of CBAK Energy of $1.19 million in the same period of 2022.

Basic and diluted loss per share were both $0.02, while in the same period of 2022, basic and diluted income per share were both $0.01.

Conference Call

CBAK’s management will host an earnings conference call at 10:00 AM U.S. Eastern Time on Wednesday, May 10, 2023 (10:00 PM Beijing/Hong Kong Time on May 10, 2023).

For participants who wish to join our call online, please visit:

https://edge.media-server.com/mmc/p/akiisaic

Participants who plan to ask questions at the call will need to register at least 15 minutes prior to the scheduled call start time using the link provided below. Upon registration, participants will receive the conference call access information, including dial-in numbers, a unique pin and an email with detailed instructions.

Participant Online Registration:

https://register.vevent.com/register/BI682ec97e06c84fd0806340e6165b9c0b

Once completing the registration, please dial-in at least 10 minutes before the scheduled start time of the conference call and enter the personal pin as instructed to connect to the call.

A replay of the conference call may be accessed within seven days after the conclusion of the live call at the following website:

https://edge.media-server.com/mmc/p/akiisaic

The earnings release and the link for the replay are available at ir.cbak.com.cn.

About CBAK Energy

CBAK Energy Technology, Inc. (NASDAQ: CBAT) is a leading high-tech enterprise in China engaged in the development, manufacturing, and sales of new energy high power lithium batteries and raw materials for use in manufacturing high power lithium batteries. The applications of the Company’s products and solutions include electric vehicles, light electric vehicles, electric tools, energy storage, uninterruptible power supply (UPS), and other high-power applications. In January 2006, CBAK Energy became the first lithium battery manufacturer in China listed on the Nasdaq Stock Market. CBAK Energy has multiple operating subsidiaries in Dalian, Nanjing and Shaoxing, as well as a large-scale R&D and production base in Dalian.

For more information, please visit www.cbak.com.cn.

Safe Harbor Statement

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Our actual results may differ materially or perhaps significantly from those discussed herein, or implied by, these forward-looking statements.

Any forward-looking statements contained in this press release are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results, or financial condition will improve in future periods are subject to numerous risks. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: significant legal and operational risks associated with having substantially all of our business operations in China, that the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our securities or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless, the effects of the global Covid-19 pandemic or other health epidemics, changes in domestic and foreign laws, regulations and taxes, the volatility of the securities markets; and other risks including, but not limited to, the ability of the Company to meet its contractual obligations, the uncertain markets for the Company’s products and business, macroeconomic, technological, regulatory, or other factors affecting the profitability of our products and solutions that we discussed or referred to in the Company’s disclosure documents filed with the U.S. Securities and Exchange Commission (the “SEC”) available on the SEC’s website at www.sec.gov, including the Company’s most recent Annual Report on Form 10-K as well as in our other reports filed or furnished from time to time with the SEC. You should read these factors and the other cautionary statements made in this press release. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. The forward-looking statements included in this press release are made as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking statements, other than as required by applicable law.

For investor and media inquiries, please contact:

CBAK Energy Technology, Inc.

Investor Relations Department

Mr. Thierry Jiewei Li

Phone: 86-18675423231

Email: ir@cbak.com.cn

CBAK Energy Technology, Inc. and Subsidiaries

Condensed consolidated Balance Sheets

As of December 31, 2022 and March 31, 2023

(Unaudited)

(In US$ except for number of shares)

	December 31, 2022	March 31, 2023
		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$6,519,212	$7,535,193
Pledged deposits	30,836,864	35,601,854
Trade and bills receivable, net	27,413,575	28,109,643
Inventories	49,446,291	50,777,816
Prepayments and other receivables	5,915,080	6,121,156
Receivables from a former subsidiary, net	5,518,052	1,818,269
Income tax recoverable	57,934	58,273
Total current assets	125,707,008	130,022,204

Property, plant and equipment, net	90,004,527	88,433,232
Construction in progress	9,954,202	15,174,189
Long-term investments, net	945,237	950,770
Prepaid land use rights	12,361,163	12,350,586
Intangible assets, net	1,309,058	1,195,435
Operating lease right-of-use assets, net	1,264,560	1,140,996
Deferred tax assets, net	2,486,979	2,902,856
Total assets	$244,032,734	$252,170,268

Liabilities
Current liabilities
Trade and bills payable	$67,491,435	$77,765,458
Short-term bank borrowings	14,907,875	18,634,717
Other short-term loans	689,096	602,337
Accrued expenses and other payables	25,605,661	22,372,971
Payables to a former subsidiary, net	358,067	355,913
Deferred government grants, current	1,299,715	847,584
Product warranty provisions	26,215	24,663
Warrants liability	136,000	51,000
Operating lease liability, current	575,496	479,875
Finance lease liability, current	844,297	485,279
Total current liabilities	111,933,857	121,619,797

Deferred government grants, non-current	5,577,020	5,513,425
Product warranty provisions	450,613	471,016
Operating lease liability, non-current	607,222	546,461
Accrued expenses and other payables, non-current	1,085,525	1,091,878
Total liabilities	119,654,237	129,242,577

Commitments and contingencies

Shareholders’ equity
Common stock $0.001 par value; 500,000,000 authorized; 89,135,064 issued and 88,990,858 outstanding as of December 31, 2022; 89,151,731 issued and 89,007,525 outstanding as of March 31, 2023	89,135	89,151
Donated shares	14,101,689	14,101,689
Additional paid-in capital	246,240,998	246,245,879
Statutory reserves	1,230,511	1,230,511
Accumulated deficit	(131,946,705)	(133,327,060)
Accumulated other comprehensive loss	(8,153,644)	(7,498,971)
	121,561,984	120,841,199
Less: Treasury shares	(4,066,610)	(4,066,610)
Total shareholders’ equity	117,495,374	116,774,589
Non-controlling interests	6,883,123	6,153,102
Total equity	124,378,497	122,927,691

Total liabilities and shareholder’s equity	$244,032,734	$252,170,268

CBAK Energy Technology, Inc. and Subsidiaries

Condensed consolidated Statements of Operations and Comprehensive Income (Loss)

For the three months ended March 31, 2022 and 2023

(Unaudited)

(In US$ except for number of shares)

	Three months ended March 31,
	2022	2023
Net revenues	$80,196,298	$42,396,701
Cost of revenues	(74,879,944)	(39,490,957)
Gross profit	5,316,354	2,905,744
Operating expenses:
Research and development expenses	(3,313,124)	(2,455,328)
Sales and marketing expenses	(829,674)	(721,004)
General and administrative expenses	(2,237,374)	(2,479,135)
Provision for doubtful accounts	(271,443)	(131,167)
Total operating expenses	(6,651,615)	(5,786,634)
Operating loss	(1,335,261)	(2,880,890)
Finance income, net	5,014	5,311
Other income, net	285,204	183,213
Changes in fair value of warrants liability	1,632,000	85,000
Income (loss) before income tax	586,957	(2,607,366)
Income tax credit	93,546	402,884
Net income (loss)	680,503	(2,204,482)
Less: Net (income) loss attributable to non-controlling interests	(236,050)	824,127
Net income (loss) attributable to shareholders of CBAK Energy Technology, Inc.	$444,453	$(1,380,355)

Net income (loss)	680,503	(2,204,482)
Other comprehensive income
– Foreign currency translation adjustment	432,193	748,779
Comprehensive income (loss)	1,112,696	(1,455,703)
Less: Comprehensive (income) loss attributable to non-controlling interests	(277,059)	730,021
Comprehensive income (loss) attributable to CBAK Energy Technology, Inc.	$835,637	$(725,682)

Income (loss) per share
– Basic	$0.01	$(0.02)
– Diluted	$0.01	$(0.02)

Weighted average number of shares of common stock:
– Basic	88,713,841	89,013,359
– Diluted	88,734,957	89,013,359